Exhibit 99.1

SIEGEL, LIPMAN, DUNAY, SHEPARD & MISKEL, LLP

5355 Town Center Road, Suite 801

Boca Raton, FL 33486

Writer=s Direct Dial (561) 237-1536

Writer=s Direct Fax  (561) 362-6116

April 1, 2008

Board of Directors

Lincoln Mining Corp.

605 Pacific Avenue

Manhattan Beach, CA, 90266

Re:

Lincoln Mining Corp.

Form S-1 Registration Statement

Ladies and Gentlemen:

We have been engaged by Lincoln Mining Corp. (the “Company”) as special counsel to render the opinion which follows. We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Lincoln corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Siegel, Lipman, Dunay, Shepard & Miskel, LLP

SIEGEL, LIPMAN, DUNAY, SHEPARD & MISKEL, LLP